EXHIBIT 10.16

Cannae Holdings, Inc.
2017 Omnibus Incentive Plan

Notice of Restricted Stock Grant (Time-Based)

You (the “Grantee”) have been granted the following award of restricted Shares of Cannae Holdings, Inc. Common Stock (the “Restricted Stock”), par value $0.0001 per share (the “Shares”), by Cannae Holdings, Inc. (the “Company”), pursuant to the Cannae Holdings, Inc. 2017 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Award Agreement:

Name of Grantee:
Number of Shares of Restricted Stock Granted:
Effective Date of Grant:	November 15, 2018
Vesting and Period of Restriction:
Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to one-third (1/3) of the shares on each of the first three anniversaries of the Effective Date of Grant, as more specifically described on Exhibit A hereto.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Award Agreement. If you have not accepted or declined this Restricted Stock Grant, including the terms of this Notice and Restricted Stock Award Agreement, prior to the first anniversary of the Effective Date of Grant, you are hereby advised and acknowledge that you shall be deemed to have accepted the terms of this Notice and Restricted Stock Award Agreement on such first anniversary of the Effective Date of Grant.

Electronic Signature                                Acceptance Date
Electronic Signature                                Acceptance Date

Cannae Holdings, Inc.
2017 Omnibus Incentive Plan

Restricted Stock Award Agreement

Section 1.	GRANT OF RESTRICTED STOCK

(a)     Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice of Restricted Stock Grant.

(b)     Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS

(a)    Forfeiture. Except as otherwise provided in Grantee’s employment, director services or similar agreement in effect at the time of the employment termination:

(i)    If the Grantee’s employment or service as a Director or Consultant is terminated for any reason other than death, or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.

(ii)    If the Grantee’s employment or service as a Director or Consultant is terminated due to the Grantee’s death or Disability, a portion of the Shares which on the date of termination of employment remain subject to a Period of Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):

(A x B) - C, where

A = the total number of Shares granted under this Agreement,

B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and

C = the number of Shares granted under this Agreement which vested on or prior to the date of termination of employment.

All Shares that are subject to a Period of Restriction on the date of termination of employment or service as a Director or Consultant and which will not be vested pursuant to Section 2(a)(ii) above, shall be forfeited to the Company, for no consideration.

(iii)    The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services or similar agreement with the Company. If the Grantee’s employment, director services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(b)    Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.

(c)     Holding Period. If and when (i) the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), and (ii) Grantee does not hold Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then Grantee must retain 50% of the Shares acquired by Grantee as a result of the lapse of a Period of Restriction (excluding from the calculation any Shares withheld for purposes of satisfying Grantee’s tax obligations in connection with such lapse of a Period of Restriction) until such time as the value of the Shares remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Grantee holds, in the aggregate, Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, Grantee may enter into a transaction with respect to any Shares acquired by Grantee as a result of the lapse of a Period of Restriction without regard to the holding period requirement contained in this Section 2(b) so long as Grantee shall continue to satisfy such stock ownership guidelines following such transaction.

(d)    Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant and the terms of this Agreement. Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions other than the holding period described in Section 2(c) above. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Period of Restriction or other restriction imposed on the Restricted Stock that has not previously lapsed, including the holding period described in Section 2(c) above, shall lapse.

Section 3.	STOCK CERTIFICATES

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4.	SHAREHOLDER RIGHTS

Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS

(a)    Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b)    Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.

(c)    Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.

(d)     Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6.	MISCELLANEOUS PROVISIONS

(a)     Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(b)     Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.

(c)     Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(d)     Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(e)     Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in the State of Delaware and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in the State of Delaware, without regard to internal principles relating to conflict of laws.

(f)     Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(g)     Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(h)     References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.

(i)     Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to a Time-Based Restriction, as described below (the “Period of Restriction”).

Time-Based Restrictions

Anniversary Date	% of Restricted Stock to Vest
November 15, 2019	33 1/3%
November 15, 2020	33 1/3%
November 15, 2021	33 1/3%